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EXHIBIT 10.4

INDEMNIFICATION AGREEMENT
SCOTT'S LIQUID GOLD-INC.

        This Agreement is made and entered into as of January 26, 2004 between Scott's Liquid Gold-Inc., a Colorado corporation (the "Corporation"), and Gerald J. Laber of Aurora, Colorado ("Director").

RECITALS:

        A.    At the request of the Corporation, Director is willing to serve as a director of the Corporation (as defined below). As such, Director may be subjected to claims, suits or proceedings.

        B.    Director has indicated that it was and is a condition of Director's acceptance and continuing in such service that, among other things, the Corporation agrees to indemnify Director against liabilities, expenses and costs incurred in connection with any such claims, suits or proceedings, in accordance with, and to the fullest extent permitted by, the Colorado Business Corporation Act; and

        C.    The Corporation's Articles of Incorporation and the Colorado Business Corporation Act contemplate that contracts may be made between the Corporation and members of its Board of Directors and officers with respect to indemnification.

Agreement:

        Now, therefore, in consideration of Director's acceptance and continuation of service as a director after the date of this Agreement, and in consideration of the mutual covenants stated herein, the parties agree as follows:

        1.    Definitions.    As used in this Agreement, the following terms have the following meanings:

            (a)    Act.    The term "Act" means the Colorado Business Corporation Act as it exists on the date of this Agreement and as it may be hereafter amended from time to time. In the case of any amendment of the Colorado Business Corporation Act after the date of this Agreement, when used in reference to an act or omission occurring prior to effectiveness of such amendment, the term "Act" shall include such amendment only to the extent that the amendment permits the Corporation to provide broader indemnification rights than the Colorado Business Corporation Act permitted the Corporation to provide at the date of this Agreement and prior to the amendment.

            (b)    Director.    As used in reference to a position of Director, the term "director" means a director of the Corporation and, while a director or officer of the Corporation, Director's serving at the Corporation's request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, or a trustee of, or holding a similar position with, any corporation, partnership, joint venture, trust, other enterprise or person or employee benefit plan. The term "director" also includes, unless the context otherwise requires, the estate or personal representative of a director. The term "director" shall also include any such broader definition as may be provided in the Act with amendments after the date of this Agreement.

            (c)    Proceeding.    The term "proceeding" means any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, and whether formal or informal.

        2.    Agreement to Indemnify.    The Corporation shall indemnify, and keep indemnified, Director in accordance with, and to the fullest extent permitted and/or required by, the Act from and against any judgments, penalties, fines (including but not limited to ERISA excise taxes), amounts paid in settlement and reasonable expenses (including but not limited to expenses of investigation and preparation and fees and disbursements of Director's counsel, accountants or other experts) actually incurred by Director in connection with any proceeding in which Director was or is made a party or was or is involved (for example, as a witness) because Director is or was a director or is or was an officer of the Corporation.

        3.    Insurance.    So long as Director may be subject to any possible proceeding by reason of the fact that Director is or was a director or officer of the Corporation, to the extent the Corporation maintains an insurance policy or policies providing directors' and officers' liability insurance, Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage applicable to any then current director or officer of the Corporation.

        4.    Advances.    In the event of any proceeding in which Director is a party or is involved and which may give rise to a right of indemnification from the Corporation pursuant to this Agreement, following written request to the Corporation by Director, the Corporation shall pay to Director, in accordance with and to the fullest extent permitted and/or required by the Act, amounts to cover reasonable expenses incurred by Director in such proceeding in advance of its final disposition upon receipt of (a) a written affirmation by Director of Director's good faith belief that Director has met any applicable standard of conduct; (b) a written undertaking executed by or on behalf of Director to repay the advance if it shall ultimately be determined that Director did not meet such standard of conduct; and (c) satisfactory evidence as to the amount of such expenses.

        5.    Burden of Proof.    If under applicable law, the entitlement of Director to be indemnified or advanced expenses hereunder depends upon whether a standard of conduct has been met, the burden of proof of establishing that Director did not act in accordance with such standard shall rest with the Corporation. Director shall be presumed to have acted in accordance with such standard and to be entitled to indemnification or the advancement of expenses (as the case may be) unless, based upon a preponderance of the evidence, it shall be determined that Director has not met such standard. Such determination and any evaluation as to the reasonableness of amounts claimed by Director shall be made by the Board of Directors of the Corporation or such other body or persons as may be permitted by the Act. For purposes of this Agreement, unless otherwise expressly stated, the termination of any proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Director did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

        6.    Notice to the Corporation.    Director shall notify the Secretary of the Corporation in writing of any matter for which Director intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Director of written notice thereof; provided, however, that delay in so notifying the Corporation shall not constitute a waiver or release by Director of rights hereunder.

        7.    Counsel for Proceeding.    In the event of any proceeding in which Director is a party or is involved and which may give rise to a right of indemnification hereunder, the Corporation shall have the right to retain counsel reasonably satisfactory to Director to represent Director and any others the Corporation may designate in such proceeding. In any such proceeding, Director shall have the right to retain Director's own counsel, but the fees and expenses of such counsel shall be at the expense of Director unless (a) the retention of such counsel has been specifically authorized by the Corporation; (b) representation of Director and another party by the same counsel would be inappropriate, in the reasonable judgment of Director, due to actual or potential differing interests between them (as might be the case for representation of both the Corporation and Director in a proceeding by or in the right of the Corporation); (c) the counsel retained by the Corporation and satisfactory to Director has advised Director, in writing, that such counsel's representation of Director would be likely to involve such counsel in representing differing interests which could adversely affect either the judgment or loyalty of such counsel to Director, whether it be a conflicting, inconsistent, diverse or other interest; or (d) the Corporation shall fail to retain counsel for Director in such proceeding. Notwithstanding the foregoing, if an insurance carrier has supplied directors' and officers' liability insurance covering a proceeding and is entitled to retain counsel for the defense of such proceeding, then the insurance carrier shall retain counsel to conduct the defense of such proceeding unless Director and the Corporation concur in writing that the insurance carrier's doing so is undesirable. The Corporation shall not be liable under this Agreement for any settlement of any proceeding affected without its written consent. The Corporation shall not settle any proceeding in any manner which would impose any penalty or limitation on Director without Director's written consent. Consent to a proposed settlement of any proceeding shall not be unreasonably withheld by either the Corporation or Director.

        8.    Enforcement.    The Corporation acknowledges that Director is relying upon this Agreement in serving as a director, as well as any serving in the future as an officer of the Corporation. If a claim for indemnification or advancement of expenses is not paid in full by the Corporation within ninety (90) days after a written claim has been received from Director by the Corporation, Director may at any time bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in such suit, Director shall also be entitled to be paid all reasonable fees and expenses (including without limitation fees of counsel) in bringing and prosecuting such claim. Whether or not Director has met any applicable standard of conduct, the Court in such suit may order indemnification or the advancement of expenses as the Court deems proper (subject to any express limitation of the Act). Further, the Corporation shall indemnify Director from and against any and all expenses (including attorneys' fees) and, if requested by Director, shall (within ten business days of such request) advance such expenses to Director, which are incurred by Director in connection with any claim asserted against or suit brought by Director for recovery under any directors' and officers' liability insurance policies maintained by the Corporation, regardless of whether Director is unsuccessful in whole or in part in such claim or suit.

        9.    Proceedings by Director.    The Corporation shall indemnify Director and advance expenses to Director in connection with any proceeding (or part thereof) initiated by Director only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        10.    Nonexclusivity.    The rights of Director for indemnification and advancement of expenses under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which Director may be entitled under Colorado law, the Corporation's Articles of Incorporation or Bylaws, vote of stockholders or otherwise.

        11.    Miscellaneous.

            (a)    Effectiveness.    This Agreement is effective for, and shall apply to, (i) any claim which is asserted or threatened before, on or after the date of this Agreement but for which no action, suit or proceeding has actually been brought prior to the date of this Agreement and (ii) any action, suit or proceeding which is threatened before, on or after the date of this Agreement but which is not pending prior to the date of this Agreement. Thus, this Agreement shall not apply to any action, suit or proceeding which has actually been brought before the date of this Agreement. So long as the foregoing standard of effectiveness has been satisfied, this Agreement shall be effective for and shall be applied to acts or omissions prior to, on or after the date of this Agreement.

            (b)    Survival; Continuation.    The rights of Director hereunder shall inure to the benefit of the Director (even after Director ceases to be a director or officer), Director's personal representative, heirs, executors, administrators and beneficiaries; and this Agreement shall be binding upon the Corporation, its successors and assigns. The rights of Director under this Agreement shall continue so long as Director may be subject to any possible proceeding because of the fact that Director was a director or was an officer of the Corporation. If the Corporation sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, the Corporation shall, as a condition precedent to such transaction, cause effective provision to be made so that the person or entity acquiring such property and assets shall become bound by and replace the Corporation under this Agreement.

            (c)    Governing Law.    This Agreement shall be governed by the laws of the State of Colorado.

            (d)    Severability.    If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and all other provisions shall remain in full force and effect.

            (e)    Amendment.    No amendment, termination or cancellation of this Agreement shall be effective unless in writing signed by the Corporation and Director.

            (f)    Other Payments.    The Corporation shall not be liable under this Agreement to make any payment in connection with any proceeding against or involving Director to the extent Director has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder. Director shall repay to the Corporation the amount of any payment the Corporation makes to Director under this Agreement in connection with any proceeding against or involving Director, to the extent Director has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of such amount.

            (g)    Subrogation.    In the event of payment under this Agreement the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

            (h)    Headings.    The headings in this Agreement are for convenience only and are not to be considered in construing this Agreement.

            (i)    Counterparts.    This Agreement may be executed in counterparts, both of which shall be deemed an original, and together shall constitute one document.

        The parties have executed this Agreement as of the day and year first above stated.

SCOTT'S LIQUID GOLD-INC.		DIRECTOR
By:	/s/ MARK E. GOLDSTEIN Mark E. Goldstein, President	By:	/s/ GERALD J. LABER Gerald J. Laber

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INDEMNIFICATION AGREEMENT SCOTT'S LIQUID GOLD-INC.